Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., July 25, 2023 (Business Wire) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on September 27, 2023, to stockholders of record at the close of business on September 6, 2023.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com